Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ — Chairman/CEO
Ware Grove
CBIZ — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti and Company — Analyst
Jim MacDonald
First Analysis — Analyst
Francisco Penafiel
Noble Financial — Analyst
Robert Kirkpatrick
Cardinal Capital Management — Analyst
PRESENTATION
Operator
Good morning ladies and gentlemen and welcome to the CBIZ third quarter 2007 results conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I’ll now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.
Steven Gerard - CBIZ — Chairman/CEO
Thank you Rose. Good morning everyone, and thank you for calling in to CBIZ’s third quarter conference call. Before I begin with my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in, however I ask that if you do have questions you hold them until after the call. I will be happy to address them at that time.
This call is also being web cast and you can access the call over our website, CBIZ.com. You should have all received a copy of the press release we issued this morning. If you did not, you can access it on our website or you can call the corporate office for a copy. Finally, please remember that during the course of this call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10K and press release.
Joining me on the call this morning is Ware Grove, our Chief Financial Officer.
Immediately after the close of business yesterday, CBIZ was proud to announce the acquisition of Healthcare Business Resources, an industry recognized leader in the emergency room physician billing market, which will serve as a strong platform for our future growth in this area. This morning before the opening, we were pleased to announce our third quarter results, which showed revenue up 10%, earnings per share up 20% and consistent with the guidance that we have been giving all year. I’ll have some further comments on the detail with respect to the press release, but I’d like to turn it over to Ware now to give you the detailed information.

Ware Grove - CBIZ — CFO
Thank you Steve. I would like to take a minute to run through the highlights of the numbers we released earlier today for our 2007 third quarter and year to date earnings, but I also want to make several comments about the acquisition that we announced yesterday.
First of all about the acquisition; Healthcare Business Resources reported approximately $30 million of revenue over the past year and is primarily focused on serving emergency room physician practices in a 13 state area along the east coast by providing coding, billing, and collection services. We are excited about the opportunities this presents and we welcome this new group as part of the CBIZ Medical Management Professionals team.
For competitive reasons it has not been our practice to disclose details of any specific transaction, but as we announced in our release yesterday, due to the timing of this acquisition, to be effective November 1, the impact on 2007 results will not be significant. However, in 2008 this operation is expected to contribute approximately $6 million of EBITDA and it will be accretive to earnings. Considering the incremental cost factors associated with this transaction, the earnings per share impact is expected to be between $0.01 and $0.02 for the full year 2008. This acquisition also serves to improve our mix of business within our Medical Management Professionals group so that we will have approximately 25% of revenue focused on serving emergency room physician practices and about 50% of revenue focused on radiology practices. Prior to this acquisition, radiology represented approximately 67% of the mix of revenue within the Medical Management Professional segment.
Now turning to the earnings release of this morning, as I’ve commented in prior calls, I want to remind you that 2006 results have been restated for the impact of discontinued operations. With that in mind, revenue in the third quarter this year was $151.7 million, an increase by 10.6% or by $14.6 million over the $137.1 million recorded in the third quarter a year ago. Same unit revenue increased by 9.3% in the third quarter compared with the third quarter a year ago.
With respect to each segment, same unit revenue increased by 12.8% in Financial Services; increased by 12.3% in Employee Services; and increased by 4.4% in Medical Management Professionals in the third quarter. Same unit revenue in our National Practices segment declined by 3.9% in the third quarter, primarily due to the fact that revenue related to our mergers and acquisition business unit declined compared with third quarter a year ago. Newly acquired operations [net of divestitures] contributed $1.8 million to revenue growth in the third quarter, or 1.3% compared with a year ago. For the third quarter net income from continuing operations was $3.9 million or $0.06 per share on a fully diluted basis, and that compares with $3.6 million or $0.05 per fully diluted share for the third quarter a year ago.
For the nine months ended September 30, 2007, total revenue was $487.6 million which was an increase of 9.3% over the total revenue recorded for the nine months a year ago. Same unit revenue has increased by 8.1% for the nine months compared with a year ago, with Financial Services up by 10.5%; Employee Services up by 9.8%; Medical Management Professionals up by 4.4%. The National Practices group revenue declined by 1.6%, and as I mentioned before, in our mergers and acquisition business unit which is part of the National Practices segment, revenue has declined by approximately $1.9 million compared with the first nine months a year ago. This impacts the revenue growth as well as the margin reported for this segment.
The revenue decline within the mergers and acquisition business unit has impacted our total consolidated gross margin by approximately 25 basis points compared with the nine months a year ago. The newly acquired operations [net of divestitures] contributed $5.2 million to revenue growth for the first nine months compared with a year ago.
We have previously talked about the impact of reductions in the Medicare reimbursement rates that have impacted both revenues and margins in the medical management practices segment. For the nine months ended September 30, the impact was approximately $1.6 million, which impacted both revenue growth and margins in this business. This represents an impact of approximately 33 basis points to CBIZ consolidated gross margin and to pre-tax margin for the nine months compared to a year ago had this reduction in reimbursement rates not occurred. We expect the impact from the reduction in Medicare reimbursement rates will continue for the balance of this year and we have considered this fact in our full year earnings expectations.
Also, as I mentioned during the second quarter conference call, the accounting for the gains or losses on assets held in our deferred compensation plan impact the reported gross and operating margins. The impact on reported margin for the nine months was a reduction of 39 basis points in our reported operating income margin. About 85% of this cost is reflected in operating expenses with the remaining cost reflected in general and administrative expenses. Since these gains are also reported in the other income section of the income statement, there is no impact on our reported pre-tax income margin for any period.

For the nine months this year we have been able to expand pre-tax margin by 30 basis points compared with a year ago. Income from continuing operations was $25.3 million or $0.38 per share fully diluted for the first nine months this year compared with $22.8 million or $0.31 per share a year ago.
During the third quarter CBIZ repurchased 847,000 shares of our common stock at a total cost of $6.1 million, and for the nine months we have repurchased 4.4 million shares at a cost of approximately $30.7 million. Spending on acquisition related payments in the first nine months was approximately $20.4 million, and that includes earn out payments on previous acquisitions in prior year. Strategic acquisitions continue to be our first priority in utilizing capital, and we continue to have an active pipeline of target acquisitions. However, we will also continue to evaluate potential share repurchase opportunities, but only if repurchase transactions are accretive.
You will note that our year to date fully diluted share count at September was 66.8 million shares, and we expect that for the full year 2007 the fully diluted share count will be approximately 66.5 million shares, and that depends on the dilutive impact of outstanding options.
Capital spending for the third quarter was $1.8 million, and for the nine months was $4.2 million. DSO on receivables was 72 days at the end of September 2007, and that compares with 71 days as of September of 2006. The outstanding balance on our bank credit facility was $12 million at September 30, however as of the close of business yesterday there was no short term debt on this credit facility and we held a surplus of $12 million in short term investments. Total debt to equity was 50.1% at September 30, 2007.
So in conclusion we were very happy with the results for the first nine months and we are on track to record full year results that will meet or exceed our goals for 2007, which were to achieve revenue growth of 8% to 10% for the full year, with an increase in earnings per share of at least 20% for the full year. So with those comments I’ll conclude and I’ll turn it back over to Steve.
Steven Gerard - CBIZ — Chairman/CEO
Thank you Ware. At this point I’ll open up the call for questions from our shareholders and analysts.
QUESTION AND ANSWER
Operator
Thank you, we’ll now begin the question and answer session. (OPERATOR INSTRUCTIONS) We have our first question from Josh Vogel from Sidoti and Company, please go ahead.
Josh Vogel - Sidoti and Company — Analyst
Good morning guys.
Steven Gerard - CBIZ — Chairman/CEO
Hi Josh.
Josh Vogel - Sidoti and Company — Analyst
I know Q3 was the first full quarter that you were going to see the reimbursement fallout, but was that $1.6 million number for Q3 or for all of ‘07?
Ware Grove - CBIZ — CFO
That’s for year to date 2007.

Steven Gerard - CBIZ — Chairman/CEO
Josh, let me remind you that in our June, second quarter conference call, we estimated an impact of $900,000 from the Medicare reimbursement rate impact year to date. So there is an incremental third quarter impact on top of that so that for the nine months we’ve got $1.6 million.
Josh Vogel - Sidoti and Company — Analyst
Okay, so then that was about $700,000 in Q3.
Steven Gerard - CBIZ — Chairman/CEO
That’s correct.
Josh Vogel - Sidoti and Company — Analyst
Okay, so is that what we should expect per quarter now, once it gets —
Ware Grove - CBIZ — CFO
We expect so, in fact I think if you go back to the first quarter conference call we estimated it approximately $2.5 million for full year 2007, and we expect at this point that that’s the gross impact of the Medicare reimbursement.
Josh Vogel - Sidoti and Company — Analyst
Okay, and could you give any sort of outlook for what you think the impact will be for ‘08? I mean I know it will be anniversaried out, but I’m just curious there.
Steven Gerard - CBIZ — Chairman/CEO
Well we don’t know what they’re going to do at this point. There is one school of thought that says they’re going to further adjust it downward, and there’s another school of thought that says they’ll keep it where it is. So at this point I don’t think we have a good feel, and we’re really not going to know until we get almost to the end of the year. The Medicare rules require a zero balance so whenever they move one practice down, another practice is going up, and it takes them a while to sort that out. So at this point we really don’t have any visibility as to what the impact is likely to be next year.
Josh Vogel - Sidoti and Company — Analyst
Okay, and the revenue in the MMP unit was a little bit stronger than what I was looking for, and I was just curious, from the acquisition you made in May, was that contributed to the segment’s top line?
Ware Grove - CBIZ — CFO
We haven’t broken out the acquisition related revenue Josh. But we can tell you that the volume of procedures that the physician practices are performing, and therefore we’re coding, billing and collecting, has increased this year compared to last year. That accounts for a good share of the revenue growth.
Steven Gerard - CBIZ – Chairman/CEO
On a same unit basis the numbers of procedures are up, quite frankly, a little bit more than we expected them to go up.

Josh Vogel - Sidoti and Company — Analyst
Okay. And just lastly I guess this is the big question that everyone has these days. I was wondering if you could kind of give us — I know that you guys went through the restructuring a couple of years ago and we didn’t get really a good sense of the impact on your business unit when the economy went into a recession. And I was curious if you could kind of give us an analysis of what kind of fallout you expect to see. You know, basically where we’ll see the biggest pockets of weakness and which businesses?
Steven Gerard - CBIZ — Chairman/CEO
I’m very aware that this seems to be the number one topic on the minds of all of our investors and our analysts, what happens to CBIZ in a recession. Let me try and answer it this way.
First, we’re too early in our own process to give any guidance as to what we think next year’s going to look like for us because we’re in the middle of doing business plans and budgets. I will reiterate the long-term plan that we have told everyone; that we expect to continue to perform at an 8% to 10% top line, minimum of 20% bottom line formula, with a combination of acquisitions and organic growth. And, in any given year, those numbers — the contribution of each may be a little different.
I’d also suggest that CBIZ is somewhat unique in that we have 80% of our revenue, which is recurring, and over a 90% client retention rate in all of our businesses. So, we have a very stable business.
The other question that we really can’t answer at this point is how long a recession and how deep a recession and is it going to hit specific industries? As you know, we have no industry concentration; we have no geographic concentration.
The experiences of 2001 and 2002, when you take away the impact of our own restructurings and divestitures, tells us the following: small or mid-sized business tended to get hit later and recovered slower; and what you would look at is that 20% of the business that is not traditionally recurring, the special projects type of work. But a lot of that depends on how severe the downturn really is.
At this point, I can also share with you, and I think our revenue for the third quarter in our Employee Services and our Financial Services businesses bear this out, we are not seeing, today, any significant impact of people worrying about a slowdown. We read about it, just like you do and we’re conscious of it. But the feeling of our client base is, as best we can figure out, is still pretty good. So, CBIZ would be affected, like any company would be, in a significant downturn. And we’re not suggesting anything different. At this point, it’s just much too early to call where we would see it and how much it would be.
Josh Vogel - Sidoti and Company — Analyst
All right; that’s helpful. Thank you.
Operator
We have our next question from Jim MacDonald from First Analysis. Please go ahead.
Jim MacDonald - First Analysis — Analyst
Good quarter, guys.
Steven Gerard - CBIZ — Chairman/CEO
Thank you, Jim.

Ware Grove - CBIZ — CFO
Thank you, Jim.
Jim MacDonald - First Analysis — Analyst
First let’s start with the acquisition. I know you talked about how much you paid for it but to kind of help us model it, is there — I mean, you paid something like you’re stated multiple. How should we think about how you’re going to finance it, so what your interest expense will be and what the depreciation and amortization is going to look like?
Steven Gerard - CBIZ — Chairman/CEO
Okay, let me see if I can help you to this extent. We purchased this company within the range that we’ve talked about publicly, which is more or less between five to seven times adjusted EBITDA. This was a business where the seller was not active in the management. The seller was really an investor.
And in those cases, we tend to pay a higher percentage up front than we normally do. However, we still have an earnout provision here and we still have the appropriate incentives for the management team to perform along the lines we expect.
So, the best we can give you at this point is it’s a higher percentage than we normally do, primarily cash. And it was within the range that we gave you.
Jim MacDonald - First Analysis — Analyst
And, anything on the guidance on what percent of the purchase price might be intangibles?
Steven Gerard - CBIZ — Chairman/CEO
No. We typically don’t give out that information. And we’re not trying to be coy with you. We are actively looking at a number of other transactions, as you can appreciate. The pipeline for both our medical practice business, as well as our other businesses, continues to be very strong. And we need to maintain this confidentiality as we go forward and try and do other transactions.
Jim MacDonald - First Analysis — Analyst
Another big picture issue; what are your thoughts on Sarbanes-Oxley kinds of small company, public company, implementation and whether you’ll see any of that and whether that’ll occur; and kind of the impact on CBIZ?
Steven Gerard - CBIZ — Chairman/CEO
We’ll take it in reverse order. The impact on CBIZ will be negligible. We have the ability to help small companies. We actively market that service. That was never a strength of ours when Sarbanes was hot. It’s obviously much less hot now. I think you’ll recall, we had a variable expense model anyway, with a few professionals and a bunch of consultants helping us out. So if we have an opportunity to do some, we will; but we don’t expect it to have an impact on us.
Jim MacDonald - First Analysis — Analyst
Okay. So, what would you attribute your third quarter, you know, back to Financial Services, to then?

Steven Gerard - CBIZ – Chairman/CEO
That’s a very good question. We took a look at our third quarter [year-to-date results], which is 10-1/2% up on Financial Services [YTD] and 9.8% up on Employee Services [YTD]. There is no single reason why they’re strong; other than we’re doing better in our pricing, where we are continuing to be just as active as we have been in terms of our marketing.
Other than everybody working very hard and having a very good quarter, there was no single reason that we could determine as to why Financial Services in particular was up. We’re doing a better job utilizing our workforce in the slow time. But other than that, it was just a good quarter, without any specific reason.
I will tell you that as best we can figure out, about half of that came from pricing and half came from volume on the Employee Services side. And about a third of the growth on — I’m sorry; on the Financial Services side. And about a third of the growth, on the Employee Services side, came from pricing as well. So what you can see there is actually a greater volume build than we’ve had in prior quarters.
Jim MacDonald - First Analysis — Analyst
So, any thoughts on what kind of projects are keeping people busy? Are they M&A projects? Or, I mean — so it’s not....
Steven Gerard - CBIZ — Chairman/CEO
No; it’s really across the board. We’ve had, really, no elephant deals in the quarter of any type. It’s general good, economic business. That’s why the concern that The Street seems to have about a recession next year, all of which I understand, is not being shown by our client base. They’re still looking at their own installation of software and building the next warehouse and adding to inventory and doing what companies that feel pretty good about themselves tend to do.
So, especially in Financial Services, there was no Sarbanes pick up at all. We are seeing more work out of the attest side, the audit side of our business. But that’s just a result of the efforts of our Financial Services people that are in that business, trying to get more business.
Jim MacDonald - First Analysis — Analyst
Okay, thanks. I’ll get back in.
Steven Gerard - CBIZ — Chairman/CEO
Okay.
Operator
We have our next question from Francisco Penafiel. Would you please state your company and go ahead with your question?
Francisco Penafiel - Noble Financial — Analyst
Hi, Francisco Penafiel from Noble Financial. Good morning, gentlemen.
Steven Gerard - CBIZ — Chairman/CEO
Hi, Francisco.

Francisco Penafiel - Noble Financial — Analyst
Hi Steve, Ware. Back to the latest acquisition, I know that we cannot talk a little bit about the financing. So, if you can help me on another front. Can you tell me what’s the organic growth for the company in 2006? I’m talking about HBR.
Steven Gerard - CBIZ — Chairman/CEO
Sure. HBR basically didn’t have any organic growth in 2006. HBR was a spinout of another larger, private company about three years ago. That spinout caused some issues among the ownership at the time; caused some issues not relating to their own business but in a related way. And last year was a flat year for them.
Francisco Penafiel - Noble Financial — Analyst
Okay. From the press release I got, for the last 12 months, they had like $30 million in revenue there. Is it fair to say that we can expect those $30 million in 2008?
Steven Gerard - CBIZ — Chairman/CEO
It’s our expectation for next year that, at a minimum, they would repeat those trailing 12 months. We are hopeful that the combination of two really fine companies, MMP as an industry leader and HBR as a leader within their market segment, will generate more business. But as a minimum, we’re expecting what they did in the trailing 12.
Francisco Penafiel - Noble Financial — Analyst
Okay. That said, if you are saying you’re expecting 8% to 10% revenue growth through 2009, with this acquisition we’re talking about, like, 4% to 5% revenue growth just there compared to analyzing 2007 numbers. I don’t know if I should follow it with this. My question would be, are you guys conservative with your expectation of this 8% to 10% growth for 2008?
Steven Gerard - CBIZ — Chairman/CEO
Let me answer it this way. Yes, we are traditionally — we’re not conservative. I think we’re realistic in our expectations and we never want to mislead anyone. We have always said that our revenue growth of 8% to 10% is going to come from three pieces: the organic growth, the internally generated cross-serving, which is also organic growth and acquisitions. We’ve also said that in any given year, one may be higher than the other. So, it is possible that if, for example, things slowed down, we’re still comfortable that we can get to the 8% to 10%. And yes, you’re correct in identifying that we’re halfway there with this acquisition for next year.
Hopefully, we can keep the momentum that we have built this year in our revenue into next year. And if that’s the case, the number will be higher. But we look at our revenue plan over a long period of time, because, as you know that being an analyst covering us, these are not necessarily explosive growth businesses. These are steady growing businesses. So, we try, in our forecasting to moderate the expected growth over time that’s generated from organic growth with what we think we can do from acquisitions.
So, we’re going to at this point keep our guidance for the foreseeable future in the 8% to 10%. And should it turn out that there’s more momentum behind that, we will adjust that guidance as we go.
Francisco Penafiel - Noble Financial — Analyst
Okay. Just to be sure; you said and the press release also said that there’s not going to be any significant financial impact on 2007. So, we can expect that all of these costs related with this latest acquisition is going to be reflected in 2008 numbers?

Ware Grove - CBIZ — CFO
Well, because it closes November 1st, we only have two months of bottom line earnings. So, it’s a small fraction of what we would expect next year. The press release indicated that the bottom line impact would be between $0.01 to $0.02. So, if you take one-fifth of that for two months or one-sixth of that for two months, rather, you can just see it isn’t going to impact this year. That’s all we were trying to say.
Francisco Penafiel - Noble Financial — Analyst
Okay because I was trying to see how Q4 is going to look now.
Ware Grove - CBIZ — CFO
The point there is that this will have a positive impact on Q4 but will not dramatically change it because it’s only two months.
Francisco Penafiel - Noble Financial — Analyst
I see. Steve, another question; I don’t know if you can help us with some guidance about the current industry trends that can be impacting the company in any way in 2008 and the rest of 2007?
Steven Gerard - CBIZ — Chairman/CEO
Current industry trends in our businesses, we continue to see our company being better positioned in the financial services market. We don’t see, other than an economic slowdown, or a recession, we don’t see any industry trends that would negatively impact our Financial Services group.
We don’t see any industry trends that, at this point, are going to negatively impact our Employee Services group. The one trend that is out there is the softness in the property and casualty market. But the property and casualty business is really a very small piece of our Employee Services business. So we don’t see any industry trends affecting us next year.
The medical practice business is subject to, as we mentioned before when Josh asked the question, is subject to continued pressure if there is yet another change in Medicare reimbursement rates. And, we just have to wait to see that. But other than that, it looks to us that there are no significant external industry trends that should impact us next year.
Francisco Penafiel - Noble Financial — Analyst
Okay. Lastly, what is the cross serving rate for the company for the quarter and for the last nine months?
Ware Grove - CBIZ — CFO
Sorry; the current what rate?
Francisco Penafiel - Noble Financial — Analyst
Cross serving rate.
Steve Gerard - CBIZ – Chairman/CEO
We typically don’t put out the cross serving numbers. Our target is 3% to 5% of total revenue. At this point today we’re within that range of 3% of total revenue for the nine months and we still have a quarter to go.

Francisco Penafiel - Noble Financial — Analyst
Perfect, thank you very much.
Ware Grove - CBIZ — CFO
Thank you Francisco.
Operator
Our next question comes from Robert Kirkpatrick with Cardinal Capital, please go ahead.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Good morning gentlemen.
Steven Gerard - CBIZ — Chairman/CEO
Hi Rob.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Steve, has the credit crunch that’s gone on put you more in the driver’s seat with respect to M&A in the last three months or so?
Steven Gerard - CBIZ — Chairman/CEO
It should but I think it’s too early to tell. I mean what the credit crunch has done is slowed down the mega deals, but we’re not in the mega deals. What it will do over time, I’m hopeful, is readjust the expectation of the sellers, because maybe they’re not going to think they can get the ten times EBITDA that they thought they could get before. But right now I would say it hasn’t had any significant impact, it’s really been too soon. And again it’s really affected the big deals. Our deals tend to be considerably smaller.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
All right. And is that something that you think takes a year before it really begins to readjust seller expectations?
Steven Gerard - CBIZ — Chairman/CEO
Yes, I think it does take that long, and I think that our pipeline continues to be strong and probably very much unaffected by what’s going on in the credit markets, with respect to the private equity multiples. It really isn’t going to have much impact. There are inevitably one off transactions where the seller believes they’re entitled to more than we’re prepared to pay. But as you know from following us, we really walked away from all those transactions. So we’re sticking very close to the multiple that we’ve published in each of our three major businesses.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Okay. And how is your existing emergency room doctor business within the medical practice area? How is that structured, is that focused on the east coast? Help me understand how the existing business was before.

Steven Gerard - CBIZ — Chairman/CEO
The existing business was about 5% of our total MMP business. It was spread out in the southeast and — the east and the southeast primarily. It was handled in a number of different offices, and one of the things we’re looking to do with the HBR acquisition is have them be more of a platform for this business, they’re so well known in it and they do so well in it. They are also doing things a little differently than we do; they are much greater percentage off-shoring of their processing. So there’s some things we can learn from them, and there’s some things we can bring to them in terms of marketing and coverage.
There’s also some opportunity down the road to pick up other practices within the hospitals if you’re doing the ED then you’re positioned, at least, to go after radiology and some of the other stuff. So we see a lot of business from expanding this. And as Ware pointed out in his comments, it lessens our dependence on any one of our four practices. It begins to give us a much more balanced portfolio, which strategically is what we wanted to do.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
So is it fair to say that the hospital doctors that this acquisition company serves are hospitals which you do not currently have a penetration in today?
Steven Gerard - CBIZ — Chairman/CEO
Well we primarily do not have a penetration in today. They have quite a large practice. There may be some small overlap, but not a lot.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Okay. And would this make you the largest in this particular sub segment of the medical practice area?
Steven Gerard - CBIZ — Chairman/CEO
That’s a good question. I’m not quite sure; I’ll get back to you on that. For some reason I think there may be a larger independent out there. I don’t know the answer to that.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
And then Steve do you have any comments, the Bank of America sold their employee services insurance brokerage business. Is that relevant to your existing Employee Services business? Is that something that would have fit in?
Steven Gerard - CBIZ — Chairman/CEO
We bid on it.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Okay, sorry you didn’t win. Or maybe I’m not, depending on what you bid.
Steven Gerard - CBIZ — Chairman/CEO
We bid a huge price and we didn’t get asked back to the second round. What’s relevant is there was a move by the banks a number of years ago to aggregate insurance firms as an offshoot or extension of their own products, and what we are seeing now is two things; the number of banks trying to buy more insurance brokers has dramatically slowed down, and a number of them, not just Bank of America, are looking to sell them. It represents an opportunity for us if we find one that fits strategically and we can afford it. And it represents one less aggressive acquirer in the market for us. So there are some positives for us in all of this.
The Bank of America transaction was a very, very large transaction. That was $75 million or $80 million revenue, 20% almost 25% EBITDA business, and would have fit very nice strategically and geographically, but again we’re not chasing transactions at ten times multiples. So I think a lot of positive, not that one, but the trend will be positive for us. But it doesn’t specifically influence us today.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Okay. And then finally, it looked like the tax rate was a little bit lower in the quarter than it had been in the first half of the year. Is there any particular reason for that?
Ware Grove - CBIZ — CFO
There were some tax law changes that have been favorable to us in some states, and you may recall that we made some adjustments midyear related to IRS audit progress. So yes, primarily the tax law changes have given us a small benefit here.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Okay, great. Well keep up the great work guys.
Steven Gerard - CBIZ — Chairman/CEO
Thanks.
Operator
We have our next question from Jim MacDonald from First Analysis, please go ahead.
Jim MacDonald - First Analysis — Analyst
Just a couple of quick technical things. The same store sales numbers that you gave earlier in your presentation, were those for the quarter or year to date?
Ware Grove - CBIZ — CFO
Yes. I’m sorry; they were for both the quarter and for the year to date Jim.
Jim MacDonald - First Analysis — Analyst
You’re talking about 8% Financial Services, 12.3% ES?
Ware Grove - CBIZ — CFO
Let me repeat them in case there’s some confusion. For the quarter the Financial Services was up 12.8%, 12.3% Employee Services, and 4.4% in Medical Management Professionals.

Jim MacDonald - First Analysis — Analyst
Okay that’s good. One other question, DSOs posted up slightly, any thoughts there?
Ware Grove - CBIZ — CFO
I’m sorry Jim, what was the question?
Steven Gerard - CBIZ – Chairman/CEO
Jim the DSOs were up a day compared to second quarter, nothing significant there. It doesn’t in any way reflect slowdown in payment for us. It’s within the 75 target days that we had as our guidance; it just rounds to a slightly higher number.
(OPERATOR INSTRUCTIONS)
Operator
At this time I have no further questions.
Steven Gerard - CBIZ — Chairman/CEO
Thank you Rose. I would like to thank our shareholders and our analysts for their continued support. I’d particularly like to thank all of the CBIZ employees who are listening in, or who will listen in to this call. You had a great quarter, we’re greatly appreciative. We are well on track with the plan that we put in place for 2007, so I look forward to talking to everyone come next January when we report full year numbers, and at that point we’ll be able to give 2008 guidance. Thank you all very much.
Operator
Thank you. Ladies and gentlemen, that now concludes today’s teleconference. Thank you for participating, you may all disconnect.